                   SECOND AMENDMENT TO STOCKHOLDERS' AGREEMENT

          Reference is made to that certain Stockholders' Agreement (the "Stockholders' Agreement") dated as of January 29, 1993 and amended as of July 1, 1993 by and among Grubb & Ellis Company, a Delaware corporation (the "Company"), Warburg, Pincus Investors, L.P., a Delaware limited partnership ("Warburg"), Joe F. Hanauer ("Hanauer") and The Prudential Insurance Company of America, a New Jersey insurance corporation ("Prudential"). Capitalized terms used herein without definition shall have the meanings set forth in the Stockholders' Agreement.

                                    RECITALS

          A. On March 28, 1994, the Company, Warburg and Prudential reached agreement (the "Preliminary Agreement") upon the terms of a proposed financing transaction to provide the Company with additional working capital, including:
(i) an interim credit facility pursuant to which Warburg agreed to make periodic advances to the Company in an aggregate principal amount for all such advances outstanding not to exceed $10 million (the "Bridge Loan"); (ii) a rights offering by the Company (the "Rights Offering") in which the Company would issue to each holder of Common Stock one nontransferable right (a "Right") to purchase one share of Common Stock at a subscription price of $2.375 per share for each share of Common Stock; (iii) a standby agreement (the "Standby Agreement") pursuant to which Warburg agreed to acquire Rights not purchased by the Company's stockholders in the Rights Offering up to an amount not to exceed
$10 million, plus accrued interest on the Bridge Loan; (iv) amendments to the Note Purchase Agreement (as amended from time to time) between Prudential and the Company (the "Prudential Loan Agreement Amendments"); (v) amendments to the New Prudential Warrants, the Warburg Warrants and the Preferred Stock held by Warburg, Hanauer and Prudential; and (vi) subject to certain conditions, the issuance of new warrants to Warburg and Prudential.

          B. On July 21, 1994, Warburg and the Company entered into the Standby Agreement.

          C. On September 12, 1994, the stockholders of the Company approved the Financing Transactions, which are more fully described in the Company's Proxy Statement dated July 29, 1994 (the "Proxy Statement").

          D.   On the date hereof:

               1. The Company completed the Rights Offering and Warburg fulfilled its obligations under the Standby Agreement;

               2. Prudential and the Company entered into the Prudential Loan Agreement Amendments;


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               3.   The Company filed with the Delaware Secretary of State the
Company's Restated Certificate of Incorporation (the "Charter Amendment") and Warburg surrendered to the Company for cancellation certificates representing all of its 128,266 shares of Senior Preferred Stock in exchange for certificates representing 128,266 shares of Series B Senior Preferred Stock;

               4. Warburg surrendered to the Company for cancellation the Warburg Warrants in exchange for amended warrants to purchase an aggregate of 687,358 shares of Common Stock at an exercise price of $3.50 per share (the "Warburg Amended Warrants");

               5. Prudential surrendered to the Company for cancellation the New Prudential Warrants in exchange for amended warrants to purchase 200,000 shares of Common Stock at an exercise price of $3.50 per share (the "Prudential Amended Warrants");

               6. The Company issued to Warburg new warrants to purchase 325,000 shares of Common Stock at an exercise price of $2.375 per share (the "Warburg 1994 Warrants");

               7. Warburg surrendered to the Company for cancellation all of its Contingent Warrants (as defined in the Proxy Statement); and

               8. The Company issued to Prudential new warrants to purchase 150,000 shares of Common Stock at an exercise price of $2.375 per share (the "Prudential 1994 Warrants").

          E. The parties desire to make certain amendments to the Stockholders' Agreement.

          NOW, THEREFORE, in acknowledgement of the foregoing recitals, the parties hereby agree as follows:

          1. Section 1.1(g) of the Stockholders' Agreement is hereby amended to read as follows:

          (g) "Prudential Securities" shall mean the Junior Preferred Stock, the Prudential Amended Warrants, the Prudential 1994 Warrants and the Prudential Warrant Shares and any and all issued shares of Prudential Registrable Securities.

          2. Section 1.1(s) of the Stockholders' Agreement is hereby amended to read as follows:

          (s) "Warburg Securities" shall mean the Senior Preferred Stock, the Warburg Amended Warrants, the Warburg 1994 Warrants and any and all issued shares of Warburg Registrable Securities.


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          3.   The following definitions are hereby added to Section 1.1 of the
Stockholders' Agreement:

          (t) "Preferred Stock" shall mean the Senior Preferred Stock and the Junior Preferred Stock.

          (u) "Senior Preferred Stock" shall mean the Series A Senior Preferred Stock and the Series B Senior Preferred Stock.

          (v) "Series A Senior Preferred Stock" shall mean the Company's Series A Senior Convertible Preferred Stock, par value $.01 per share.

          (w) "Series B Senior Preferred Stock" shall mean the Company's Series B Senior Convertible Preferred Stock, par value $.01 per share.

          4. References to the "date hereof" in the first paragraph of Section 4.1(a) of the Stockholders' Agreement shall mean the date as of which this Second Amendment to Stockholders' Agreement is executed.

          5. The beginning of the third paragraph of Section 4.1(a) of the Stockholders' Agreement is hereby amended by deleting the text up to and including the first semi-colon in the second sentence therein and replacing it with the following:

          "Warburg Registrable Securities" shall include all shares of Common Stock issued or issuable upon conversion of any Senior Preferred Stock, all shares of Common Stock issued or issuable upon exercise of any Warburg Amended Warrants or Warburg 1994 Warrants, any shares of Common Stock acquired by Warburg pursuant to the Standby Agreement and any shares of Common Stock acquired by Hanauer in connection with the Rights Offering and "Prudential Registrable Securities" shall include all shares of Common Stock issued or issuable upon conversion of any Junior Preferred Stock, all shares of Common Stock issued or issuable upon exercise of any of the Old Prudential Warrant, the Prudential Amended Warrants or the Prudential 1994 Warrants and any shares of Common Stock acquired by Prudential in connection with the Rights Offering (Warburg Registrable Securities and Prudential Registrable Securities are sometimes collectively referred to herein as "Registrable Securities"). Registrable Securities shall include all shares of Common Stock, or Common Stock issued or issuable upon conversion or exercise of any securities of the Company, which may be issued or distributed with respect to, or in exchange for, the Preferred Stock, the Warburg Amended Warrants, the Warburg 1994 Warrants, the Prudential Warrant Shares, the Prudential Amended Warrants, the Prudential 1994 Warrants or any of the Common Stock referred


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     to in the preceding sentence pursuant to a stock dividend, stock split or other distribution, merger, consolidation, recapitalization or reclassification or otherwise, and any securities of the Company which may be issued or distributed with respect to, or in exchange for, any such Common Stock or such other securities pursuant to a stock dividend, stock split or other distribution, merger, consolidation, recapitalization or reclassification or otherwise;

          6. References to the "date hereof" in Section 5.1(b) of the Stockholders' Agreement shall mean the date as of which this Second Amendment to Stockholders' Agreement is executed.

          7. All notices, other communications or documents given to the parties pursuant to Section 5.3 and any copies thereof shall be given as set forth in Section 5.3, except as follows:

          (a)  If to the Company, a copy to:

               Latham & Watkins
               505 Montgomery Street, Suite 1900
               San Francisco, California 94111
               Attention: Scott R. Haber, Esq.
               Telecopy number: (415) 395-8095

          (b)  If to Warburg, a copy to:

               Stroock & Stroock & Lavan
               7 Hanover Square
               New York, New York 10004
               Attention: Martin H. Neidell, Esq.
               Telecopy number: (212) 806-6006

          (c)  If to Prudential, a copy to:

               Sonnenschein, Nath & Rosenthal
               800 Sears Tower
               Chicago, Illinois 60606
               Attention: Mitchell L. Hollins, Esq.
               Telecopy number: (312) 876-7934

          8. Except as specifically provided herein, the terms and conditions of the Stockholders' Agreement shall remain in full force and effect.


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          IN WITNESS WHEREOF, the parties hereto have executed this Second
Amendment to Stockholders' Agreement this ___ day of November, 1994.

                              GRUBB & ELLIS COMPANY, a Delaware
                               corporation



                              By:  Robert J. Hanlon
                              Name: Robert J. Hanlon
                              Title: Chief Financial Officer


                              WARBURG, PINCUS INVESTORS, L.P., a
                               Delaware limited partnership

                                   WARBURG, PINCUS & CO.,
                                    General Partner



                                   By: Reuben S. Leibowitz
                                   Name: Reuben S. Leibowitz
                                   Title: Partner


                              THE PRUDENTIAL INSURANCE COMPANY OF
                               AMERICA, a New Jersey insurance
                               corporation



                              By: John P. Mullman
                              Name: John P. Mullman
                              Title: Vice President


                              JOE F. HANAUER, an individual



                              By:  Joe F. Hanauer


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